Exhibit 99.1

NGP Capital Resources Company

Announces Portfolio Investment and

Credit Facility

Update on Investment Activity

Houston (BusinessWire)—May 17, 2005 – NGP Capital Resources Company (NASDAQ: NGPC) today announced that it has closed a $20 million loan facility to TierraMar Energy, LLC. The facility has a three year term and an interest rate of LIBOR plus 6.0%. The facility has an initial availability of $4 million and will be used by the borrowers primarily to develop oil and gas properties along the Gulf Coast of Texas.

Credit Facility

NGP Capital Resources Company also announced that it has established a new $60 million secured revolving credit facility with SunTrust Bank as the administrative agent. The facility has a one year maturity. SunTrust Capital Markets, Inc. acted as lead arranger and book runner.

CEO John Homier stated, “We are very pleased with the establishment of this new relationship with SunTrust. The facility will provide flexibility and additional investable capital for NGPC.”

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio will be principally in energy related private companies. From time to time, the Company may also invest in public companies that are not thinly traded. The Company expects to invest primarily in senior secured and mezzanine loans in furtherance of its business plan and may receive equity investments in portfolio companies in connection with such investments. NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of Natural Gas Partners, LLC, a leading energy sector private equity investor.

This press release contains forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the future operating results of our portfolio companies, changes in regional, national, or international economic conditions and their impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission.

We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the company carefully before investing. Such information and other information about the company is available in our annual report on Form 10-K and in prospectuses we issue from time to time in connection with our offering of securities. Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

CONTACT: Steve Gardner, 713-752-0062 (investor_relations@ngpcrc.com)